Exhibit 3.4

ROSS MILLER Secretary of State 204 North Carson Street, Ste 1 Carson City, Nevada 89701-4298 (775) 684 5708 Website: secretaryofstate.biz

Certificate to Accompany Restated Articles (PURSUANT TO NRS)

USE BLACK INK ONLY – DO NOT HIGHLIGHT	ABOVE SPACE IS FOR OFFICE USE ONLY

This Form is to Accompany Restated Articles of Incorporation

(Pursuant to NRS 78.403, 82.371, 86.221, 8[ILLEGIBLE].365 or 88A.250)

(This form is also to be used to accompany Restated Articles for Limited-Liability Companies, Certificates of

Limited Partnership, Limited-Liability Limited Partnerships and Business Trusts)

1. Name of Nevada entity as last recorded in this office:

Transportation Safety Technology, Inc.

2. The articles are being  ☐  Restated or  ☒  Amended and Restated (check only one). Please entitle your attached articles “Restated” or “Amended and Restated,” accordingly.

3. Indicate what changes have been made by checking the appropriate box.”

☐	No amendments; articles are restated only and are signed by an officer of the corporation who has been authorized to execute the certificate by resolution of the board of directors adopted on the certificate correctly sets forth the text of the articles or certificate as amended to the date of the certificate.

☒	The entity name has been amended.

☐	The resident agent has been changed. (attached Certificate of Acceptance from new resident agent)

☐	The purpose of the entity has been amended.

☒	The authorized shares have been amended.

☐	The directors, managers or general partners have been amended.

☐	IRS tax language has been added.

☐	Articles have been added.

☐	Articles have been deleted.

☐	Other. The articles or certificate have been amended as follows (provide article numbers, if available:

(a)	changing the name of the Corporation to INCA Designs, Inc.;

(b)	reverse splitting the outstanding shares of the Corporation’s Common Stock one-for-ten;

(c)	maintaining the par value of the Corporation’s Common Stock at $.0001;

(d)	increasing the number of shares of Common Stock the Corporation is authorized to issue 1,000,000,000; and

(e)	authorizing the Corporation to issue up to 10,000,000 shares of preferred Stock, $.0001 par value

This form is to accompany Restated Articles which contain newly altered or amended articles. The Restated Articles must contain all of the requirements as set forth in the statutes for amending or altering the articles or certificates

IMPORTANT: Failure to include any of the above information and submit the proper fees may cause this filing to be rejected.

The form must be accompanied by appropriate fees	[ILLEGIBLE]

3. The test of the Articles as amended are as follows:

(a) Article I is hereby amended in its entirety as follows:

“The name of the Corporation is INCA Designs, Inc.”

(b) The first paragraph of Article 4 is amended to read as follows:

“The total number of shares of stock of all classes which the Corporation has authority to issue is 1,010,000,000 shares, of which 1,000,000,000 shares shall be common stock, with a par value of $.0001 per share (“Common Stock”), and 10,000,000 shares shall be preferred stock, with a par value of $.0001 per share (“Preferred Stock”).”

(c) Article 4 is amended to add the following:

“The Corporation will be authorized to issue 10,000,000 shares of “blank check” Preferred Stock, which may be issued from time to time in one or more series upon authorization by the Corporation’s board of directors. The board of directors, without further approval of the stockholders, will be authorized to fix the dividend rights and terms, conversion rights, voting rights, redemption rights and terms, liquidation preferences, and any other rights, preferences, privileges and restrictions applicable to each series of the Preferred Stock.

4. All fractional shares resulting from the change described in paragraph 2(c) above shall be rounded up to the next whole share of Common Stock. No money or scrip will be paid to any shareholder for fractional shares.

5. The Directors of the Corporation approved a resolution reducing the number of authorized and outstanding shares to one-tenth of that which existed prior to such resolution, pursuant to NRS 78.207. The effects of the reverse split, which is intended to become effective just prior to the amendment set forth above, is as follows:

(a) Prior to the reverse split, the number of authorized and outstanding shares of each class of stock and the par value of each were as follows:

	Authorized	Outstanding	Par Value
Common	50,000,000	46,867,801	$.0001
Preferred	-0-	-0-	$.0001

(b) Following the reverse split and after the above amendments, the number of authorized and outstanding shares of each class of stock and the par value of each were as follows:

	Authorized	Outstanding	Par Value
Common	1,000,000,000	4,686,780	$.0001
Preferred	10,000,000	-0-	$.0001

(c) Each issued and outstanding share shall be exchanged for one-tenth share of Common Stock in connection with the reverse split. Anyone that would receive a fraction of a share in the reverse split shall receive one full additional share in lieu of cash compensation.

6. The Board adopted a resolution amending the Articles of Incorporation to the effect set forth above, and ordered it submitted to the stockholders for a vote. The vote by which the stockholders holding shares in the Corporation entitling them to exercise at least a majority of the voting power, or such greater proportion of the voting power as may be required in the case of a vote by classes or series, or as may be required by the provisions of the articles of incorporation have voted in favor of the amendment is 36,328,000 in favor, consisting of 77.5% of the outstanding shares.

7. Officer Signature.

Donald R. Mastropietro, President

2